Exhibit 10.39

Date:	June 14, 2010, revised December 29, 2010

To:	Kevin Walbridge

From:	Don Slager

Re:	Promotion to Executive Vice President of Operations

I am very pleased that you have accepted the Company’s offer to promote you to the position of Executive Vice President, Operations. The terms and conditions of your new position are contingent on the approval of the Compensation Committee of the Company’s Board of Directors and are outlined below:
Effective Date: Your position will begin on or about October 1, 2010, or as mutually agreed;
Reporting: The position reports directly to me, or other individuals as the Company may direct;
Salary: Your new base salary will be $475,000, less applicable withholdings;
Bonus: You will continue to be eligible to participate in the Company’s Management Incentive Plan (“MIP”) or any successor or similar plan maintained by the Company for the benefit of similarly situated employees. Under the current MIP, the target bonus for your position is 80% of your base compensation, but this bonus is subject to change at the discretion of the Company;
Equity Award: You will be eligible for an equity award in early 2011 valued at $186,500, subject to approval by the Compensation Committee of the Company’s Board of Directors;
Long-Term Incentive Plan: You will continue to be eligible to participate in our Long-Term Incentive Plan for the 2009-2011 and 2010-2012 cycles on the same basis as you are currently participating. A new award opportunity will be established in 2011 valued at $250,000, subject to approval by the Compensation Committee. This incentive will be tied to achieving our key financial goals over the following three-year period (2011—2013). A new LTIP award opportunity will be established each year so that this incentive will become part of your annual compensation. The 2011-2013 LTIP cycle and all subsequent LTIP cycles are provided at the discretion of the Company and subject to the approval of the Compensation Committee;

Deferred Compensation Plan: A 2011 annual contribution of $65,000 will be made into the Deferred Compensation Plan account as a special executive benefit. This contribution is made at the discretion of the Compensation Committee;
Synergy Incentive Plan: You will continue to be eligible for your one-time integration bonus in accordance with the terms and conditions of the Company’s Synergy Incentive Plan. Your target Synergy Bonus opportunity remains $1,000,000;
Vacation: Vacation time will be accrued and used in accordance with the applicable vacation policy;
Benefits: You will continue to be eligible to participate in all benefit plans that the Company makes available to similarly-situated employees, including the Company’s 401k, medical, dental, vision, life insurance, short- term disability, and long-term disability plans;
Relocation: You will be eligible to receive relocation benefits to assist you with your relocation from Indianapolis to the Phoenix, Arizona area. These benefits will be appropriate to executives at your level as determined by the company and will take into account, among other things, any losses you incur as a result of the relocation;
Employment Agreement: Your December 5, 2008 Employment Agreement (“Employment Agreement”) will continue in accordance with its terms except as modified in this offer. This memorandum shall serve as the new “Appendix B” to your Employment Agreement;
Noncompetition, Non-Solicitation and Confidentiality Agreement: This offer is contingent on you timely signing and returning to me a new Noncompetition, Non-Solicitation and Confidentiality Agreement. Your new Agreement is enclosed with this offer and will serve as “Appendix A” to your Employment Agreement.
Kevin, I am excited to have you join the team in Phoenix and look forward to working with you in your new role. To confirm the terms and conditions of your new position, please sign below where indicated. As always, please do not hesitate to contact me if you have any questions.
I understand all the terms offered to me and accept employment on these terms. I understand and agree that either the Company or I may terminate the employment relationship at any time for any reason. I agree that no other promises have been made to me and that this memorandum shall have no effect until it is approved by the Compensation Committee.

/s/ KEVIN C. WALBRIDGE	December 29, 2010

Kevin Walbridge	Date

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